FOR IMMEDIATE RELEASE:	CONTACT:	Robert K. Chapman,
October 25, 2013		President and Chief Executive Officer
United Bancorp, Inc.
734-214-3801

UNITED BANCORP, INC. ANNOUNCES UNAUDITED RESULTS
FOR THIRD QUARTER AND FIRST NINE MONTHS OF 2013

ANN ARBOR, MI – United Bancorp, Inc. (OTCQB:UBMI) ("United" or the "Company") reported consolidated net income of $2.3 million, or $0.15 per share of common stock, for the third quarter of 2013, compared to $1.4 million, or $0.09 per share of common stock, for the third quarter of 2012. Consolidated net income for the first nine months of 2013 was $6.3 million, or $0.42 per share of common stock, compared to $3.0 million, or $0.17 per share of common stock, for the first nine months of 2012.

Highlights of the third quarter of 2013 included:

•	Improved profitability
-	Significant improvements in net income and earnings per share of common stock
-	Core earnings, as measured by pre-tax, pre-provision income, remained strong
•	Noninterest income represented 42% of the Company's 2013 combined net interest income and noninterest income for the first nine months of 2013, as a result of the Company's diverse revenue stream
•	Continued improvement in credit quality metrics:
-	Nonperforming loans decreased by 36% over the twelve months ended September 30, 2013
-	Allowance for loan losses was 3.41% of loans at September 30, 2013, compared with annualized net charge-offs of 0.55% of average loans through September 30, 2013
-	Ratio of allowance for loan losses to nonperforming loans was 165% at September 30, 2013
-	Nonperforming assets were 1.67% of total assets at September 30, 2013, representing the lowest level since the third quarter of 2007
•	Continued favorable trend in loan growth:
-	$24 million (3.9%) increase in the third quarter of 2013
-	$51 million (8.7%) increase in the twelve months ended September 30, 2013
•	Redeemed $10.3 million (50%) of its preferred shares in the third quarter of 2013
-
Redemption was funded by $6.0 million borrowing under a $10.0 million revolving line of credit, excess cash at the holding company and a dividend of retained earnings by United Bank & Trust (the "Bank") to the holding company

-	Estimated annual savings of $660,000, or $0.05 per common share

Results of Operations

Overview
The Company has continued to experience improvement in net income in the third quarter and first nine months of 2013 compared to the same periods of 2012, primarily as a result of increased levels of net interest income and reduced amounts in the Company's provision for loan losses, offset in part by increases in noninterest expense. Return on average assets ("ROA") was 0.99% for the third quarter and 0.93% for the first nine months of 2013, compared to 0.62% and 0.45%, respectively, for the comparable periods of 2012.

Return on average shareholders' equity ("ROE") was 9.20% for the third quarter and 8.57% for the first nine months of 2013, compared to 5.79% and 4.26%, respectively, for the same periods of 2012. United's pre-tax, pre-provision income as a percent of average assets was 1.55% for the third quarter of 2013 and 1.60% for the first nine months of 2013.

The Company's combined net interest income and noninterest income was down 0.9% in the third quarter of 2013 but increased by 3.6% in the first nine months of 2013 compared to the same periods of 2012. The diversity in the Company's revenue stream has resulted in noninterest income that represented 41.9% of combined net interest income and noninterest income for the nine months ended September 30, 2013, compared to 40.6% for the same period of 2012. At the same time, the makeup of that revenue stream varies from year to year, helping to protect the Company against swings within specific categories of noninterest income.

United's provision for loan losses for the third quarter and first nine months of 2013 was $300,000 and $1.9 million, respectively, down from $2.0 million and $6.7 million, respectively, for the same periods of 2012. The provision for loan losses provides for probable incurred credit losses inherent in the loan portfolio. The Company's net charge-offs of $338,000 marginally exceeded the Company's provision for loan losses of $300,000 in the third quarter of 2013.

Net Interest Income and Net Interest Margin
For the third quarter of 2013, net interest income of $8.0 million was up 4.4% compared to the same period of 2012, and net interest income of $23.1 million for the first nine months of 2013 increased by 1.4% over the same period of 2012. The Company's net interest margin was 3.70% and 3.61%, respectively, for the three and nine month periods ended September 30, 2013, compared to 3.63% for both comparable periods of 2012. The improvement in net interest margin in the third quarter of 2013 was a result of a shifting of asset mix and reduced liquid assets, combined with a continued reduction in cost of funds.

The Company's mix of assets has evolved over recent quarters. Portfolio loan growth of $24.2 million and $51.3 million, respectively, in the three and twelve months ended September 30, 2013 has contributed to this shift in mix, and has helped the Company's yield on its earning assets. The Company converted its loan production office in Brighton, Michigan to a full service banking office in the third quarter of 2012, and converted its loan production office in Monroe, Michigan to a full service banking office in July 2013. Both offices have contributed to increased lending activity. In addition, loan volumes within the Company's existing markets have improved modestly.

The Company continues to fund its growth primarily with core deposits. As a result of its strong core funding, the Company's cost of interest-bearing deposits was 0.39% for the third quarter and 0.43% for the first nine months of 2013, down from 0.59% and 0.64%, respectively, for the same periods of 2012. In the third quarter of 2013, the Company borrowed $6.0 million on its $10.0 million revolving line of credit to fund, in part, the partial redemption of its outstanding shares of preferred stock. While this additional borrowing will marginally increase the Company's cost of funds in future periods, its impact on the cost of funds in the third quarter of 2013 was negligible.

Noninterest Income
During the nine months ended September 30, 2013, total noninterest income equaled 41.9% of the Company's combined net interest income and noninterest income. Noninterest income of $5.1 million for the quarter ended September 30, 2013 was down 8.1% compared to the third quarter of 2012, while noninterest income for the nine months ended September 30, 2013 was 7.0% higher than the same period of 2012.

Several categories of noninterest income declined in the third quarter of 2013 compared to the same quarter of 2012, while noninterest income for the first nine months of 2013 was higher than the levels achieved in the same period of 2012 in all categories other than service charges on deposits and other income. Other income in the third quarter and the first nine months of 2012 included elevated levels of gains on the sale of ORE property.

The Company has experienced high levels of income from the sale and servicing of loans sold on the secondary market over the past two years. In the third quarter of 2013, that volume began to decline. Income from loan sales and servicing was down by 19.7% in the third quarter of 2013 compared to the same period of 2012. For the first nine months of 2013, income from loan sales and servicing was 10.6% higher than the same period of 2012. The Company's proceeds from the sale of loans originated for sale in the third quarter of 2013 was $70.3 million, down 28.2% from the second quarter of 2013. At the same time, the Company's diverse income stream has helped to offset some of this decline. Wealth Management fee income improved by 11.1%, and ATM, debit and credit card fee income increased by 12.2% in the third quarter of 2013 compared to the same quarter of 2012.

Noninterest Expense
Total noninterest expense was up 2.5% in the third quarter and 4.6% in the first nine months of 2013, compared to the same periods of 2012. The largest dollar increases were in compensation expense, while a number of categories of noninterest expense declined. Increases in compensation expense reflected, in part, continued higher levels of commissions and other compensation costs related to the generation of income from loan sales and servicing. In addition, the Company has increased its staffing levels modestly to accommodate its expansion into Livingston and Monroe Counties, and moderate salary increases were implemented effective April 1, 2013. Compensation expense in the first nine months of 2013 also included accruals for profit sharing and cash bonuses, reflecting the Company's improved earnings. Prior to 2013, the Company did not pay or accrue any cash bonus or other payout to executive officers under our bonus plans since 2008.

Advertising and marketing expenses in the third quarter and the first nine months of 2013 increased by 60.0% and 51.7%, respectively, compared to the same periods of 2012. The increases partially reflect the Company's launch of a new branding initiative in the third quarter of 2012. The Company reduced its advertising and marketing expenditures by approximately 50% in 2009 compared to 2008, and remained at reduced levels until the launch of the branding initiative. This branding initiative represents a renewed emphasis on marketing, and the Company expects a continued trend toward more historic spending levels for marketing and advertising expense.

Expenses related to other real estate owned ("ORE") and other foreclosed properties declined by $259,000, or 62.1%, in the third quarter of 2013 compared to the same quarter of 2012, and have decreased by $948,000, or 61.8%, in the first nine months of 2013 compared to the same period of 2012. Those expenses included write-downs of the value and losses on the sale of property held as ORE, along with costs to maintain and carry those properties.

During the first nine months of 2012, the Company recorded $770,000 of probable incurred expenses relating to residential mortgages previously sold on the secondary market that subsequently defaulted, and $275,000 of probable incurred expenses was recorded in the first nine months of 2013.

Attorney, accounting and other professional fees in the third quarter and first nine months of 2013 declined by 19.7% and 33.9%, respectively, from comparable periods of 2012. Costs in the second quarter of 2012 included $299,000 of legal and accounting costs related to the sale of the Company's outstanding preferred stock by the U.S. Treasury to private investors. FDIC insurance premiums declined by 35.3% and 36.0%, respectively, during the three and nine months ended September 30, 2013 compared to the same periods of 2012 as a result of lower base charges.

Balance Sheet

Total consolidated assets of the Company were $918.8 million at September 30, 2013, compared to $907.7 million at December 31, 2012 and $898.6 million at September 30, 2012. Total portfolio loans of $643.2 million increased by $56.5 million in the first nine months of 2013, and by $51.3 million since September 30, 2012. The Company generally sells its fixed rate long-term residential mortgages on the secondary market, and retains adjustable rate mortgages in its loan portfolio. Loans serviced for others are not included in the accompanying consolidated financial statements. The unpaid principal balance of loans serviced for others at September 30, 2013 was $962.9 million, and has increased by $146.7 million, or 18.0%, in the twelve months ended September 30, 2013.

The Company's balances in federal funds sold and other short-term investments were $8.3 million at September 30, 2013, compared to $56.8 million at December 31, 2012 and $52.0 million at September 30, 2012. Securities available for sale of $204.8 million at September 30, 2013 were down $1.3 million from December 31, 2012 levels, but have increased by $6.8 million since September 30, 2012. Short term balances declined in part as a result of loan growth in excess of growth in deposits and borrowings during the third quarter of 2013.

Total deposits of $805.7 million at September 30, 2013 were up $29.7 million from $776.0 million at September 30, 2012, with all of the growth in interest bearing deposit balances. The majority of the Company's deposits are derived from core client sources, relating to long-term relationships with local individual, business and public fund clients. Public fund clients include local government and municipal bodies, hospitals, universities and other educational institutions.

Asset Quality

The Company continues to achieve significant improvement in its credit quality measures. Total nonperforming loans have declined by $7.5 million, or 35.9%, since September 30, 2012. Total nonperforming loans as a percent of total portfolio loans were 2.07% at September 30, 2013, down from 2.86% and 3.51% at December 31, 2012 and September 30, 2012, respectively. The ratio of allowance for loan losses to nonperforming loans improved from 108.0% and 134.6%, respectively, at September 30, 2012 and December 31, 2012, to 164.9% at September 30, 2013. The Company's ratio of allowance for loan losses to total loans was 3.41% at September 30, 2013, compared with annualized net charge-offs of 0.55% of average loans through September 30, 2013. Nonperforming assets were 1.67% of total assets at September 30, 2013, representing the lowest level since the third quarter of 2007. Loan workout and collection efforts continue with all delinquent clients, in an effort to bring them back to performing status.

Capital Planning and Partial Redemption of Preferred Stock

On September 30, 2013, the Company completed the redemption of 10,300 shares, or 50%, of its 20,600 shares of outstanding Fixed Rate Cumulative Perpetual Preferred Stock, Series A ("Preferred Stock") that were originally issued to the United States Department of the Treasury ("U.S. Treasury") under the Troubled Asset Relief Program Capital Purchase Program. U.S. Treasury sold all 20,600 shares of Preferred Stock to private investors in June 2012. Following completion of the partial redemption, 10,300 shares of Preferred Stock remain outstanding.

The redemption price for the shares of Preferred Stock was the stated liquidation preference amount of $1,000 per share, plus any accrued and unpaid dividends to but excluding September 30, 2013. The total cost of the partial redemption of shares of Preferred Stock was approximately $10.4 million, which was funded with a combination of excess cash at the holding company, a dividend to the holding company of retained earnings by the Bank, and the borrowing of $6.0 million under the Company's $10.0 million revolving line of credit. The partial redemption of shares of Preferred Stock will result in estimated annual savings of $660,000, or $0.05 per common share, due to the elimination of payment of dividends on the redeemed shares.

Following completion of the partial redemption of shares of Preferred Stock, the capital ratios of the Company and the Bank continue to exceed regulatory standards to be categorized as well-capitalized. In addition, the Bank's Tier 1 capital ratio continues to exceed the 8.5% level required by resolution of the Bank's Board of Directors. The Bank's Tier 1 leverage ratio was 9.72% at September 30, 2013, after payment of a $3.0 million dividend to the Company in the third quarter of 2013.

The Company continues to evaluate the possible future redemption of its remaining $10.3 million of Preferred Stock in light of the dividend rate increase from 5% to 9% that will occur in January 2014. The Company's cash balance at the holding company was $6.4 million at September 30, 2013, and the Bank had $5.7 million of retained earnings that could be available to be paid in dividends to the Company at September 30, 2013. In addition, the Company had $4.0 million in borrowing available on its $10.0 million revolving line of credit at September 30, 2013. These sources of funding may be available to fund the possible future redemption of the remaining shares of Preferred Stock.

About United Bancorp, Inc.

United Bancorp, Inc. is a community-based financial services company located in Washtenaw, Lenawee, Livingston and Monroe Counties in Michigan. United Bank & Trust is the Company's only subsidiary, and the Bank provides financial solutions to its clients based on their unique circumstances and needs, through a line of business delivery system that includes banking, mortgage, structured finance and wealth management. For more information, visit the Company's website at www.ubat.com.

Forward-Looking Statements

This press release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and United Bancorp, Inc. Forward-looking statements are identifiable by words or phrases such as "trend," "estimate," "continue," "expect," "will," "possible," "future," "resolution" and variations of such words and similar expressions. Such statements are based upon current beliefs and expectations and involve substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These statements include, among others, statements related to trends in credit quality measures, loan growth trends, future levels of marketing and advertising expense and the possible future redemption of the remaining Preferred Stock. Future redemption of the remaining Preferred Stock would require regulatory and board of directors approval. All statements referencing future time periods are forward-looking.

Management's determination of the provision and allowance for loan losses, the appropriate carrying value of intangible assets (including mortgage servicing rights and deferred tax assets) and other real estate owned and the fair value of investment securities (including whether any impairment on any investment security is temporary or other-than-temporary and the amount of any impairment) involves judgments that are inherently forward-looking. There can be no assurance that future loan losses will be limited to the amounts estimated or that other real estate owned can be sold at its carrying value or at all. Our ability to successfully implement new programs and initiatives, increase efficiencies, utilize our deferred tax asset, address regulatory issues, respond to declines in collateral values and credit quality, maintain sufficient regulatory capital levels and improve profitability is not entirely within our control and is not assured. The future effect of changes in the financial and credit markets and the national and regional economy on the banking industry, generally, and on United Bancorp, Inc., specifically, are also inherently uncertain. Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. United Bancorp, Inc. undertakes no obligation to update, clarify or revise forward-looking statements to reflect developments that occur or information obtained after the date of this report.

Risk factors include, but are not limited to, the risk factors described in "Item 1A – Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2012. These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

Non-GAAP Financial Information

This press release includes disclosures about our pre-tax, pre-provision income and pre-tax, pre-provision return on average assets. These disclosures are non-GAAP financial measures. For additional information about our pre-tax, pre-provision income and pre-tax, pre-provision return on average assets, please see the unaudited consolidated financial statements and related footnotes that follow.

Unaudited Consolidated Financial Statements Follow.

United Bancorp, Inc. and Subsidiary
Comparative Consolidated Balance Sheet Data (Unaudited)

Dollars in thousands	Sept. 30,	June 30,		Dec. 31,		Sept. 30,
Period-end Balance Sheet	2013	2013	Change	2012	Change	2012	Change
Assets
Cash and due from banks	$23,514	$18,608	$4,906	$13,769	$9,745	$16,247	$7,267
Interest bearing bal. with banks	8,267	35,924	(27,657)	56,843	(48,576)	52,029	(43,762)
Total cash & cash equivalents	31,781	54,532	(22,751)	70,612	(38,831)	68,276	(36,495)

Securities available for sale	204,827	195,141	9,686	206,129	(1,302)	198,069	6,758
FHLB Stock	2,691	2,691	-	2,571	120	2,571	120
Loans held for sale	8,388	7,022	1,366	13,380	(4,992)	11,766	(3,378)

Portfolio loans	643,151	618,974	24,177	586,678	56,473	591,808	51,343
Allowance for loan losses	21,963	22,001	(38)	22,543	(580)	22,460	(497)
Net loans	621,188	596,973	24,215	564,135	57,053	569,348	51,840

Premises and equipment, net	10,379	10,500	(121)	10,719	(340)	10,793	(414)
Bank owned life insurance	14,540	14,440	100	14,241	299	14,134	406
Other assets	25,038	26,031	(993)	25,954	(916)	23,624	1,414
Total Assets	$918,832	$907,330	$11,502	$907,741	$11,091	$898,581	$20,251

Liabilities
Deposits
Non-interest bearing	$160,225	$163,738	$(3,513)	$165,430	$(5,205)	$159,333	$892
Interest bearing	645,515	628,381	17,134	619,213	26,302	616,692	28,823
Total deposits	805,740	792,119	13,621	784,643	21,097	776,025	29,715
FHLB advances outstanding	11,983	11,999	(16)	21,999	(10,016)	21,759	(9,776)
Other borrowings	6,000	-	6,000	-	6,000	-	6,000
Other liabilities	4,472	4,810	(338)	3,702	770	3,961	511
Total Liabilities	828,195	808,928	19,267	810,344	17,851	801,745	26,450
Shareholders' Equity	90,637	98,402	(7,765)	97,397	(6,760)	96,836	(6,199)
Total Liabilities and Equity	$918,832	$907,330	$11,502	$907,741	$11,091	$898,581	$20,251

		Three months ended Sept. 30,			Nine months ended Sept. 30,
Average Balance Data		2013	2012	% Change	2013	2012	% Change
Total loans		$633,778	$595,736	6.4%	$617,129	$589,865	4.6%
Earning assets		867,365	847,743	2.3%	865,058	848,573	1.9%
Total assets		914,815	892,235	2.5%	907,102	890,539	1.9%
Deposits		796,197	766,627	3.9%	789,350	768,908	2.7%
Shareholders' Equity		98,178	95,483	2.8%	98,320	94,546	4.0%

Asset Quality
Net charge offs		$338	$1,638	-79.4%	$2,480	$4,824	-48.6%
Nonaccrual loans		13,028	20,386	-36.1%
Nonperforming loans		13,320	20,792	-35.9%
Nonperforming assets		15,377	22,971	-33.1%
Nonperforming loans/total loans		2.07%	3.51%	-41.1%
Nonperforming assets/total assets		1.67%	2.56%	-34.5%
Allowance for loan loss/total loans		3.41%	3.80%	-10.0%
Allowance/nonperforming loans		164.9%	108.0%	52.6%

United Bancorp, Inc. and Subsidiary
Comparative Consolidated Income Statement and Performance Data (Unaudited)

Dollars in thousands except per share data	Three months ended Sept. 30,			Nine months ended Sept. 30,
Consolidated Income Statement	2013	2012	% Change	2013	2012	% Change
Interest Income
Interest and fees on loans	$7,723	$7,917	-2.5%	$22,920	$23,695	-3.3%
Interest on investment securities	933	778	19.9%	2,426	2,494	-2.7%
Interest on fed funds sold & bank balances	19	36	-47.2%	84	133	-36.8%
Total interest income	8,675	8,731	-0.6%	25,430	26,322	-3.4%

Interest Expense
Interest on deposits	618	895	-30.9%	2,033	2,936	-30.8%
Interest on FHLB advances	72	190	-62.1%	300	605	-50.4%
Interest on other borrowings	4	-	0.0%	4	-	100.0%
Total interest expense	694	1,085	-36.0%	2,337	3,541	-34.0%
Net Interest Income	7,981	7,646	4.4%	23,093	22,781	1.4%
Provision for loan losses	300	2,000	-85.0%	1,900	6,650	-71.4%
Net Interest Income After Provision	7,681	5,646	36.0%	21,193	16,131	31.4%

Noninterest Income
Service charges on deposit accounts	473	496	-4.6%	1,369	1,378	-0.7%
Trust & Investment fee income	1,465	1,319	11.1%	4,356	3,855	13.0%
Gains on securities transactions	1	-	0.0%	40	4	900.0%
Income from loan sales and servicing	2,252	2,803	-19.7%	8,071	7,299	10.6%
ATM, debit and credit card fee income	580	517	12.2%	1,637	1,583	3.4%
Income from bank-owned life insurance	101	106	-4.7%	300	316	-5.1%
Other income	243	323	-24.8%	913	1,165	-21.6%
Total noninterest income	5,115	5,564	-8.1%	16,686	15,600	7.0%

Noninterest Expense
Salaries and employee benefits	5,884	5,464	7.7%	17,984	15,686	14.7%
Occupancy and equipment expense	1,350	1,350	0.0%	4,055	3,988	1.7%
External data processing	352	250	40.8%	1,077	764	41.0%
Advertising and marketing expenses	304	190	60.0%	860	567	51.7%
Attorney & other professional fees	334	416	-19.7%	1,094	1,654	-33.9%
Director fees	105	98	7.1%	314	293	7.2%
Expenses relating to ORE property and foreclosed assets	158	417	-62.1%	585	1,533	-61.8%
FDIC Insurance premiums	189	292	-35.3%	565	883	-36.0%
Other expense	856	823	4.0%	2,358	2,249	4.8%
Total noninterest expense	9,532	9,300	2.5%	28,892	27,617	4.6%
Income Before Federal Income Tax	3,264	1,910	70.9%	8,987	4,114	118.4%
Federal income tax	988	520	90.0%	2,682	1,097	144.5%
Net Income	$2,276	$1,390	63.7%	$6,305	$3,017	109.0%

Performance Ratios
Return on average assets	0.99%	0.62%	0.37%	0.93%	0.45%	0.48%
Return on average equity	9.20%	5.79%	3.41%	8.57%	4.26%	4.31%
Pre-tax, pre-provision ROA (1)	1.55%	1.74%	-0.20%	1.60%	1.61%	-0.01%
Net interest margin (FTE)	3.70%	3.63%	0.06%	3.61%	3.63%	-0.02%
Efficiency ratio	72.2%	69.9%	2.32%	72.1%	71.4%	0.71%

Common Stock Performance
Basic & diluted earnings per share	$0.15	$0.09	$0.06	$0.42	$0.17	$0.25
Book value per share				6.32	6.01	0.31
Tangible book value per share				6.32	6.01	0.31
Market value per share (2)				6.80	4.20	2.60

United Bancorp, Inc. and Subsidiary
Trends of Selected Consolidated Financial Data (Unaudited)

Dollars in thousands except per share data	2013			2012
Balance Sheet Data	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
Period-end:
Portfolio loans	$643,151	$618,974	$600,121	$586,678	$591,808
Total loans	651,539	625,996	609,751	600,058	603,574
Allowance for loan losses	21,963	22,001	22,158	22,543	22,460
Earning assets	867,324	859,752	885,515	865,505	856,034
Total assets	918,832	907,330	927,227	907,741	898,581
Deposits	805,740	792,119	804,045	784,643	776,025
Shareholders' Equity	90,637	98,402	99,001	97,397	96,836
Average:
Total loans	$633,778	$614,557	$602,711	$595,726	$595,736
Earning assets	867,365	862,079	865,711	861,263	847,743
Total assets	914,815	905,384	907,707	905,321	892,235
Deposits	796,197	785,698	786,042	945,688	766,627
Shareholders' Equity	98,178	99,158	97,637	96,833	95,483

Income Statement Summary
Net interest income	$7,981	$7,824	$7,288	$7,384	$7,646
Non-interest income	5,115	5,647	5,924	5,891	5,564
Net revenue	13,096	13,471	13,212	13,275	13,210
Non-interest expense	9,532	9,874	9,486	9,586	9,300
Pre-tax, pre-provision income (1)	3,564	3,597	3,726	3,689	3,910
Provision for loan losses	300	600	1,000	1,700	2,000
Federal income tax	988	910	784	543	520
Net income	2,276	2,087	1,942	1,446	1,390
Basic & diluted income per share	$0.15	$0.14	$0.13	$0.09	$0.09

Performance Ratios and Liquidity
Return on average assets	0.99%	0.92%	0.87%	0.64%	0.62%
Return on average common equity	9.20%	8.44%	8.07%	5.94%	5.79%
Pre-tax, pre-provision ROA (1)	1.55%	1.59%	1.66%	1.62%	1.74%
Net interest margin (FTE)	3.70%	3.68%	3.46%	3.45%	3.63%
Efficiency ratio	72.2%	72.8%	71.3%	71.7%	69.9%
Ratio of loans to deposits	79.8%	78.1%	74.6%	74.8%	76.3%

Asset Quality
Net charge offs	$338	$757	$1,384	$1,617	$1,638
Nonaccrual loans	13,028	13,910	14,598	16,714	20,386
Nonperforming loans	13,320	14,208	14,978	16,751	20,792
Nonperforming assets	15,377	16,610	18,084	20,163	22,971
Nonperforming loans/portfolio loans	2.07%	2.30%	2.50%	2.86%	3.51%
Nonperforming assets/total assets	1.67%	1.83%	1.95%	2.22%	2.56%
Allowance for loan loss/portfolio loans	3.41%	3.55%	3.69%	3.84%	3.80%
Allowance/nonperforming loans	164.9%	154.8%	147.9%	134.6%	108.0%

Market Data for Common Stock
Book value per share	$6.32	$6.13	$6.17	$6.05	$6.01
Market value per share (2)
High	6.80	6.00	5.99	4.65	4.20
Low	5.20	5.10	4.35	3.91	3.26
Period-end	6.80	5.40	5.10	4.50	4.20
Period-end shares outstanding	12,715	12,713	12,716	12,706	12,706
Average shares outstanding	12,714	12,713	12,709	12,706	12,706

Trends of Selected Consolidated Financial Data (continued)

	2013						2012
Capital and Stock Performance	3rd Qtr		2nd Qtr		1st Qtr		4th Qtr		3rd Qtr
Tier 1 Leverage Ratio	9.8%		10.7%		10.5%		10.2%		10.1%
Tangible common equity to total assets	8.7%		8.6%		8.5%		8.5%		8.5%
Total capital to risk-weighted assets	15.0%		16.5%		16.8%		16.7%		16.4%
Price/earnings ratio (TTM)	13.3	x	12.0	x	14.6	x	17.3	x	12.7	x
Period-end common stock market price/book value	107.6%		88.2%		82.6%		74.3%		69.9%

(1)
In an attempt to evaluate the trends of net interest income, noninterest income and noninterest expense, the Company calculates pre-tax, pre-provision income ("PTPP Income") and pre-tax, pre-provision return on average assets ("PTPP ROA"). PTPP Income adjusts net income by the amount of the Company's federal income tax (benefit) and provision for loan losses, which is excluded because its level is elevated and volatile in times of economic stress. PTPP ROA measures PTPP Income as a percent of average assets. While this information is not consistent with, or intended to replace, presentation under generally accepted accounting principles, it is presented here for comparison.

Management believes that PTPP Income and PTPP ROA are useful and consistent measures of the Company's earning capacity, as these financial measures enable investors and others to assess the Company's ability to generate capital to cover credit losses through a credit cycle, particularly in times of economic stress.

(2)	Market value per share is based on the last reported transaction on OTCQB before period end.